EXHIBIT 15.1



         Bank United Corp.
         3200 Southwest Freeway
         Houston, Texas


         We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Bank United Corp. and its subsidiaries (collectively known as the "Company") for the periods ended December 31, 1996 and 1995, March 31, 1997 and 1996, and June 30, 1997 and 1996, as
         indicated in our reports dated January 23, 1997, April 22, 1997, and July 23, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

         We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, and June 30, 1997, are being used in this Registration Statement.

         We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


         /s/ Deloitte & Touche LLP

         DELOITTE & TOUCHE LLP
         Houston, Texas
         December 17, 1997